UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2005

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Settlement Agreement

On March 21, 2005, Quest Software, Inc. entered into a Settlement Agreement with Computer Associates International, Inc. (“CA”), Michael J. Friel, an employee of Quest Software (“Friel”), and former Quest Software employees Robert M. Mackowiak, Elizabeth W. Wahlgren, Frank L. Bisotti, and Debra A. Jenson. The Settlement Agreement relates to a lawsuit filed by CA alleging that Quest Software used CA proprietary information and infringed CA intellectual property rights in the development of database administration products. The agreement also resolves Quest Software’s counterclaims challenging the validity of certain CA copyrights. As part of the settlement, Quest Software agreed to pay CA $16 million plus royalties under a non-exclusive licensing agreement. Under the agreement, Quest and CA make no admission regarding fault or liability.

The settlement also dissolves the preliminary injunction prohibiting Quest from marketing or licensing the Quest Central for DB2 line of Quest’s database management products and further releases Quest and Quest’s customers using Quest Central for DB2 from any and all claims regarding possession or use of CA’s Enterprise DBA and proprietary information.

A copy of the joint press release announcing this Settlement Agreement is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Executive Bonuses

On March 22, 2005, Quest Software determined the cash bonuses to be paid in the amounts and to the executive officers indicated below. The bonuses were granted in recognition of the efforts and services provided by these executive officers on behalf of Quest Software in 2004.

NAME AND POSITION	YEAR	BONUS PAID	TARGET BONUS
Vincent C. Smith Chairman of the Board and Chief Executive Officer	2004	$200,000	$200,000

Douglas F. Garn President (1)	2004	125,000	125,000

M. Brinkley Morse Vice President, Finance and Operations and Chief Financial Officer	2004	50,000	50,000

(1)	During 2004, Mr. Garn was Vice President, Worldwide Sales.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Joint press release issued by Computer Associates International, Inc. and Quest Software, Inc. on March 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: March 25, 2005
	By:	/s/ J. Michael Vaughn
J. Michael Vaughn
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Joint press release issued by Computer Associates International, Inc. and Quest Software, Inc. on March 24, 2005.